Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF EURONET WORLDWIDE, INC.
The following Article X, Section 6 is hereby added to the Amended and Restated Bylaws of Euronet Worldwide, Inc. effective as of February 22, 2017:
Section 6.    Forum for Adjudication of Internal Corporate Claims.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware).  "Internal Corporate Claims" means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Delaware law confers jurisdiction upon the Court of Chancery of the State of Delaware.